Exhibit 12

                        OVERSEAS SHIPHOLDING GROUP, INC.

                Computation of Ratio of Earnings to Fixed Charges

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2003          2002
                                                         --------      --------
Earnings:
Income before income taxes                               $ 60,246      $  1,069

Less: equity in (earnings) of 50%-or-less-owned
   companies                                              (12,015)       (1,945)
                                                         --------      --------
Pretax income/(loss) from continuing operations            48,231          (876)
Add: fixed charges                                         15,190        15,622
Less: interest capitalized during the period               (1,133)       (1,595)
Add: amortization of capitalized interest                     750           750
                                                         --------      --------
Total Earnings                                           $ 63,038      $ 13,901
                                                         ========      ========

Fixed Charges:
Interest expense, including amortization of deferred
   finance costs                                         $ 13,150      $ 12,946
Add: interest capitalized                                   1,133         1,595
Add: interest portion of rental expense                       907         1,081
                                                         --------      --------
Total Fixed Charges                                      $ 15,190      $ 15,622
                                                         ========      ========

Ratio of earnings to fixed charges                            4.1x
                                                         ========

The deficiency of earnings necessary to cover fixed
   charges                                                             $  1,721
                                                                       ========